Exhibit 21.1

Oscient Pharmaceuticals Corporation & Wholly-Owned Subsidiaries

1.	Oscient Pharmaceuticals Corporation

•	Organized under the laws of Massachusetts

•	Registered as a foreign entity in New Jersey

2.	Genesoft Pharmaceuticals, LLC

•	Organized under the laws of Delaware

•	Registered as a foreign entity in California

3.	Guardian II Acquisition Corporation

•	Organized under the laws of Delaware

•	Registered as a foreign entity in Massachusetts.

4.	Collaborative Securities Corporation

•	Organized under the laws of Massachusetts

5.	Collaborative Genetics, Inc. MA

•	Organized under the laws of Massachusetts

6.	Oscient Pharmaceuticals UK, Ltd.

•	Organized under the laws of the United Kingdom